Exhibit (d)(8)

AMENDMENT NO. 1 TO

STOCKHOLDER AGREEMENT

This AMENDMENT NO. 1 TO STOCKHOLDER AGREEMENT (this “Amendment”), is made and entered into as of October 6, 2004, by and among Cendant Corporation, a Delaware corporation (the “Parent”), Robertson Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Parent (the “Purchaser”), and Jeffrey G. Katz (“Stockholder”).

WHEREAS, Parent, the Purchaser and Stockholder are parties to that certain Stockholder Agreement, dated as of September 29, 2004 (the “Stockholder Agreement”); and

WHEREAS, pursuant to Section 12(j) of the Stockholder Agreement, Parent, the Purchaser and Stockholder desire to amend the Stockholder Agreement as provided in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Amendments to the Stockholder Agreement.

1.1	Section 1(a) of the Stockholder Agreement is hereby amended and restated to read as follows:

“(a) Stockholder (i) is the record and beneficial owner of the shares of Common Stock (together with any shares of Common Stock which such Stockholder may acquire at any time in the future during the term of this Agreement (including upon the exercise of any option) collectively referred to herein as the “Shares”) set forth opposite Stockholder’s name on Schedule I to this Agreement and (ii) except as set forth opposite Stockholder’s name on Schedule I to this Agreement, neither holds nor has any beneficial ownership interest in any option (including any granted pursuant to a Company Option Plan), or warrant to acquire shares of Common Stock or other right or security convertible into or exercisable or exchangeable for shares of Common Stock.”

1.2	Section 1(e) of the Stockholder Agreement is hereby amended and restated to read as follows:

“(e) The Shares and the certificates, if any, representing the Shares owned by Stockholder are now, and at all times during the term hereof will be, held by Stockholder, by a nominee or custodian for the benefit of

Stockholder or by the depository under the Offers, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer, or exercise of any rights of a shareholder in respect of such Shares (collectively, “Encumbrances”), except for (i) any such Encumbrances arising hereunder, (ii) any rights, agreements, understandings or arrangements which represent a financial interest in cash received upon sale of the Shares, (iii) Encumbrances imposed by federal or state securities laws and (iv) Encumbrances imposed by any award agreement with respect to Shares that constitute Company Restricted Stock (as defined in the Merger Agreement) (collectively, “Permitted Encumbrances”).”

1.3	Section 3(a) of the Stockholder Agreement is hereby amended and restated to read as follows:

“(a) Stockholder hereby agrees that it shall irrevocably tender (and deliver any certificates evidencing) its Shares, or cause its Shares to be irrevocably tendered (in each case, except for Shares that constitute Company Restricted Stock (as defined in the Merger Agreement); provided, however, that as soon as any of such Shares no longer constitute Company Restricted Stock pursuant to the terms of the Company Restricted Stock award agreements under which they were granted, Stockholder shall irrevocably tender (and deliver any certificates evidencing) such Shares, or cause such Shares to be irrevocably tendered; provided, further that such Shares of Company Restricted Stock are, and shall continue to be, subject to the provisions of Section 5(a) of this Agreement), into the Class A Offer promptly following, and in any event no later than the first business day following, the commencement of the Class A Offer pursuant to Section 1.1 of the Merger Agreement (the “Offer Documents”) in accordance with the procedures set forth in the Offer Documents, free and clear of all Encumbrances (other than Permitted Encumbrances); provided that Parent and Purchaser agree that Stockholder may withdraw its Shares from the Class A Offer at any time following the termination of this Agreement or as otherwise provided pursuant to Section 9 hereof.”

1.4	Schedule I to the Stockholder Agreement is hereby amended and restated in its entirety to read as set forth in Schedule I to this Amendment.

2. Definitions. Any capitalized terms used but not defined in this Amendment shall have the meaning ascribed to such terms in the Stockholder Agreement.

3. Limited Amendment. This Amendment is limited by its terms and does not and shall not serve to amend or waive any provision of the Stockholder Agreement except as expressly provided for in this Amendment. The Stockholder Agreement, as amended by this Amendment, is hereby ratified and confirmed and shall continue in full force and effect.

4. Counterparts. This Amendment may be executed in one or more counterparts (including by means of facsimile signature pages), each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the parties hereto.

(signature page follow)

IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 to Stockholder Agreement as of the date first written above.

CENDANT CORPORATION

By:	/s/ Eric J. Bock
Name:	Eric J. Bock
Title:	Executive Vice President, Law and Corporate Secretary

ROBERTSON ACQUISITION
CORPORATION

By:	/s/ Eric J. Bock
Name:	Eric J. Bock
Title:	Executive Vice President, Law and Corporate Secretary

/s/ Jeffrey G. Katz Jeffrey G. Katz

SCHEDULE I

Name	Class A Common Stock that is not Company Restricted Stock	Class A Common Stock that is Company Restricted Stock	Vested Options	Unvested Options
Jeffrey G. Katz	99,999	50,001	1,481,248	408,084